Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated June 30, 2020 (except for the fourth paragraph of Note 11, as to which the date is February    , 2021), in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-252083) and related Prospectus of Landos BioPharma, Inc. for the registration of its common stock.

Ernst & Young LLP

Raleigh, North Carolina

The foregoing consent is in the form that will be signed upon effectiveness of the stock split described in the fourth paragraph of Note 11 to the consolidated financial statements.

/s/ Ernst & Young LLP

Raleigh, North Carolina

January 28, 2021